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                                                WAIVER OF SURRENDER CHARGES  RIDER
BENEFIT                   Surrender charges will not be assessed on withdrawals:

                                   - after an Owner has been confined in a hospital or skilled health care facility for at least thirty days and the Owner remains confined at the time of the request;

                                   - within thirty days following an Owner's discharge from a hospital or skilled health care facility after a confinement of at least thirty days;

                                   - if the Owner or Annuitant becomes disabled after the Contract is issued and before age 65.; or

                                   - if the Owner or Annuitant is diagnosed with a terminal illness after the Contract is issued and is expected to live fewer than 12 months.


CONTRACT                  This rider is subject to all the terms of the policy, except as modified in this rider.

                          Attached to and made a part of this policy effective as of the date of issue of the policy.

                                        FARMERS  NEW  WORLD  LIFE  INSURANCE  COMPANY
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